SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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 Guided Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GUIDED THERAPEUTICS, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 12, 2008
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TO THE STOCKHOLDERS:

    Notice is hereby given that the 2008 annual meeting of stockholders of Guided Therapeutics, Inc., a Delaware corporation, will be held on Friday, December 12, 2008 at 10:00 a.m., local time, at the office of Guided Therapeutics, Inc., located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071 for the following purposes:

1. To elect directors of Guided Therapeutics, Inc.

2. To ratify the appointment of UHY LLP as Guided Therapeutics' independent registered public accounting firm for the 2008 fiscal year.

3. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

  These matters are more fully described in the proxy statement accompanying this notice.

    Only stockholders of record at the close of business on November 14, 2008 are entitled to notice of and to vote at the annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

By Order of the Board of Directors

Mark L. Faupel, Ph.D.
President and Chief Executive Officer, Director

Norcross, Georgia
November 19, 2008

GUIDED THERAPEUTICS, INC.
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PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS
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INFORMATION CONCERNING SOLICITATION AND VOTING

General

    The enclosed proxy is solicited by the board of directors on behalf of Guided Therapeutics, Inc. ("Guided Therapeutics"), a Delaware corporation, for use at the annual meeting of stockholders to be held Friday, December 12, 2008 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the office of Guided Therapeutics, located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071. Our office telephone number is (770) 242-8723.

    This proxy statement and the accompanying form of proxy are first being sent or given to stockholders on or about November 19, 2008.

Record Date and Voting Securities

    Stockholders of record of our common stock, par value $.001 per share, at the close of business on November 14, 2008, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share held as of the record date. As of the record date, 15,623,251 shares of our common stock were issued and outstanding and held of record by 143 registered stockholders.

    Stockholders of record of our Series A convertible preferred stock, which we refer to as our Series A preferred stock, at the close of business on the record date are entitled to notice of and to vote at the annual meeting. As of the record date, 335,767 shares of our Series A preferred stock, representing approximately 9,398,775 voting shares of common stock, were issued and outstanding and held of record by 16 stockholders. The holders of our common stock and Series A preferred stock will vote together on each of the matters listed in this proxy statement.

Revocability of Proxies

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Solicitation

    We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation~~,~~ personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

    Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections. Our stock transfer agent may serve as inspector of election, or may assist the inspector of elections. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares that are entitled to vote and present or represented by proxy at the meeting. For this annual meeting, once a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required under Delaware law for approval of proposals presented to stockholders, except that the directors will be elected by a plurality of votes.

    The inspector will treat shares that are voted "WITHHELD" or "ABSTAIN," or proxies required to be treated as "non-votes," as being present and entitled to vote for purposes of determining the presence of a quorum. A "non-vote" occurs if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter. "Non-votes" will be considered as present for purposes of determining the number of votes required for a proposal to be approved. Shares voted "WITHHELD" or "ABSTAIN" or "non-votes," however, will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote and, therefore, will have the same effect as a vote against the proposal.

    Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

- FOR the election of the six persons named in this proxy statement as the board of directors' nominees for election to the board of directors; and

- FOR the ratification of UHY LLP as Guided Therapeutics' independent registered public accounting firm for the 2008 fiscal year.

    No business other than that listed in this proxy statement is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

Deadline for Receipt of Stockholder Proposals To Be Presented At 2009 Annual Meeting

    We must receive proposals of our stockholders that are intended to be presented by stockholders at the 2009 annual meeting at our principal executive offices, no later than February 20, 2009 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2009 annual meeting, if that stockholder fails to notify us in the manner just described by May 5, 2009, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2009 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required, by regulations of the Securities and Exchange Commission, to furnish us with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2007, our officers, directors, with the exception of directors John Imhoff, M.D., Michael C. James and Ronald Hart who were delinquent in filing their Forms 3, and 10% stockholders were in compliance with all applicable filing requirements. We believe that Mr. James and Dr. Hart are now in compliance.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

    The following table lists information regarding the beneficial ownership of our common stock as of November 14, 2008 by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Dr. John Imhoff (3) Cottage 441, 55 Rutledge Lane Sea Island, GA 31561	4,983,560	27.5%
Susan Imhoff (4) P. O. Box 31192 Sea Island, GA 31561	2,978,197	18.3%
David Musket (5) 125 Cambridge Park Drive Cambridge, MA 02140	2,235,047	13.6%
Easton Hunt Capital Partners, L.P. (6) 767 Third Avenue, 7th Floor New York, NY 10017	2,439,991	13.5%
ProMed Management Entities (7) 237 Park Avenue, 9th Floor New York, NY 10168	1,906,025	11.9%
Barry Kurokawa (8) 237 Park Avenue, 9th Floor New York, NY 10168	1,906,025	11.9%
Dolphin Offshore Partners, LP (9) 129 E. 17th Street, 2nd Floor New York, NY 10577	1,872,009	10.7%
Kuekenhof Equity Fund, LLP (10) 22 Church Street, Suite 5 Ramsey, NJ 07446	1,810,194	10.4%
Michael C. James (11) 22 Church Street, Suite 5 Ramsey, NJ 07446	1,810,194	10.4%
SDS Management, LLC (12) 53 Forest Avenue Old Greenwich, CT 06870	1,593,256	9.5%
Bob Bowie (13) 16 Kings Lane St. Simons Island, GA 31522	1,345,594	7.9%
Opaline International, Inc. (14) P.O. Box N-4837, Bayside Executive Park West Bay St., Nassau, Bahamas	1,142,256	6.8%
Dolores Maloof (15) 2669 Mercedes Drive Atlanta, GA 30345	914,809	5.8%
Ronald Hart (16)	949,025	5.7%
SF Capital Partners (17) 3600 South Lake Drive St. Francis, WI 53235	823,671	5.0%
Chestnut Ridge Partners (18) 50 Tice Blvd. Woodcliff Lake, NJ 07677	816,037	5.0%
Mark A. Samuels (19) 10320 Oxford Mill Circle Johns Creek, GA 30022	707,909	4.4%
Ronald W. Allen (20)	500,000	3.1%
Richard L. Fowler (21)	211,174	1.6%
Mark L. Faupel (22)	160,208	1.0%
William D. Arthur, III (23)	118,198	*
Shabbir Bambot (24)	107,271	*
William E. Zachary, Jr. (25)	58,776	*
Walter Pavlicek (26)	12,381	*
All directors and executive officers as a group (11 persons) (27)	9,618,697	27.9%

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(*) Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2) Percentage ownership is based on 15,623,251 shares of common stock outstanding as of November 14, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants or convertible preferred stock, or any such securities exercisable within 60 days after November 14, 2008, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Consists of 623,550 common shares, preferred shares convertible into 769,326 common shares, warrants to purchase 722,034 common shares and a note to purchase 188,457 common shares, all held by Dr. John Imhoff; and 1,872,838 common shares, warrants to purchase 383,329 common shares and a note to purchase 424,026 common shares held jointly along with spouse, Susan Imhoff.

(4) Consists of preferred shares convertible into 76,926 common shares, warrants to purchase 126,850 common shares and a note to purchase 94,228 common shares, all held by Susan Imhoff; and 1,872,838 common shares, warrants to purchase 383,329 common shares and a note to purchase 424,026 common shares held jointly along with spouse, John Imhoff. Dr. Imhoff is on the Board of Directors.

(5) Consists of preferred shares convertible into 230,800 common shares and warrants to purchase 98,222 common shares held by Mr. Musket, as well as a total of 1,730,757 in securities held by the ProMed Management entities; Mr. Musket is General Partner (see Note 7).

(6) Consists of preferred shares convertible into 1,923,326 common shares and warrants to purchase 516,665 common shares held by Easton Hunt Capital Partners, L.P. According to the Schedule 13G dated June 28, 2007, each of Easton Hunt Capital Partners, L.P., EHC GP, LP and EHC, Inc. has sole voting and dispositive power with respect to such shares.

(7) Consists of 1,150,824 common shares and warrants to purchase 246,278 common shares held by ProMed Partners, LP; 175,270 common shares and warrants to purchase 37,970 common shares held by ProMed Partners, II, LP; 156,923 common shares and warrants to purchase 38,760 common shares held by ProMed Offshore Fund, Ltd., and; warrants to purchase 100,000 common shares held by ProMed Offshore Fund II, Ltd., each of which reports sole voting and dispositive power with respect to all of its shares. ProMed Asset Management LLC, ProMed Management, Inc. and David Musket have sole or shared voting and investment power with respect to these shares.

(8) Consists of the securities held by the ProMed Management entities; Barry Kurokawa is Managing Director (see Note 7).

(9) Consists of preferred shares convertible into 1,538,674 common shares and warrants to purchase 333,335 common shares held by Dolphin Offshore Partners, LP.

(10) Consists of warrants convertible into 778,673 common shares and a note to purchase 1,031,521 common shares held by Kuekenhof Equity Fund, LLP.

(11) Consists of securities held by Kuekenhof Equity Fund, LLP; Michael C. James is Managing Partner (see Note 10). Mr. James is on the Board of Directors.

(12) Consists of 378,512 common shares, preferred shares convertible into 964,744 common shares and warrants to purchase 250,000 common shares held by SDS Management, LLC.

(13) Consists of warrants convertible into 638,883 common shares and a note to purchase 706,711 common shares held by Bob Bowie.

(14) Consists of warrants convertible into 461,538 common shares and a note to purchase 680,718 common shares held by Opaline International, Inc.

(15) Consists of 727,474 common shares and warrants to purchase 187,335 common shares held by Mrs. Maloof; and 235,526 common shares held by Mrs. Maloof's spouse, for which she claims no beneficial interest

(16) Consists of warrants to purchase 153,846 common shares, a note to purchase 170,179 common shares and 625,000 shares subject to stock options that are exercisable within 60 days after November 14, 2008 held by Hart Management, LLC, Ronald Hart, owner. Dr. Hart is on the Board of Directors.

(17) Consists of preferred shares convertible into 677,006 common shares and warrants to purchase 146,665 common shares held by SF Capital Partners.

(18) Consists of 105,528 common shares (converted from Note), warrants to purchase 384,615 common shares and a note to purchase 325,894 common shares held by Chestnut Ridge Partners.

(19) Consists of 325,498 common shares, preferred shares convertible into 153,875 shares, warrants to purchase 166,457 common shares and a note to purchase 62,078 common shares held by Mr. Samuels. Mr. Samuels resigned as Chairman and Chief Executive Officer on May 11, 2007.

(20) Consists of 500,000 shares held by Mr. Allen subject to stock options that are exercisable within 60 days after November 14, 2008. Mr. Allen is on the Board of Directors.

(21) Consists of 9,476 common shares, warrants to purchase 56,120 common shares and a note to purchase 62,078 common shares held by Mr. Fowler; and 83,500 shares subject to stock options that are exercisable within 60 days after November 14, 2008.

(22) Consists of 160,208 shares held by Dr. Faupel subject to stock options that are exercisable within 60 days after November 14, 2008.

(23) Consists of warrants to purchase 56,120 common shares and a note to purchase 62,078 common shares held by Mr. Arthur. Mr. Arthur resigned as President and Chief Operating Officer of subsidiary Sterling Medivations, Inc. on May 11, 2007.

(24) Consists of 107,271 shares held by Mr. Bambot subject to stock options that are exercisable within 60 days after November 14, 2008.

(25) Consists of 13,963 shares held by Mr. Zachary and 44,813 shares subject to stock options that are exercisable within 60 days after November 14, 2008. Mr. Zachary is on our Board of Directors.

(26) Consists of 12,381 common shares held by Mr. Pavlicek. Mr. Pavlicek resigned as Vice President of Operations on May 11, 2007.

(27) Consists of 2,857,706 common shares, preferred shares convertible into 766,357 common shares and warrants to purchase 2,316,580 common shares, notes to purchase 2,157,262 common shares held by the directors and executive officers; and 1,520,792 shares subject to stock options that are exercisable within 60 days after November 14, 2008.

CERTAIN TRANSACTIONS

    On November 7, 2007 and November 27, 2007, we received loans and issued a promissory note to Kuekenhof Equity Fund, LLP for $60,000 and $40,000, respectively. The promissory notes carry an interest rate of 13% and are payable from time to time as the holder may designate. As of October 31, 2008, interest of approximately $13,000 has accrued on the notes, bringing the total outstanding to approximately $113,000.

    Between January 2 and April 9, 2008, we received a loan and issued a promissory note to Dolores Maloof, an individual, for $400,000. Dolores Maloof owns 727,474 shares of common stock and warrants to purchase 187,335 shares common stock at $ 0.65 per share. The interest rate on the promissory note is 13% and was due on April 2, 2008. As of October 31, 2008, interest of approximately $31,000 has accrued on the note, bringing the total outstanding to approximately $431,000.

    On June 28, 2006, we entered into a bridge loan agreement ("Bridge Loan Agreement") with Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark Samuels, Richard L. Fowler and William Arthur, III, and ProMed Management, Inc., as agent for the Lenders pursuant to which each Lender made a loan ("Loans") to us.  At September 30, 2006, the aggregate principal amount of Loans was $1,592,000. From September 30, 2006 through December 31, 2006, an additional $444,000 was borrowed, bringing the total to $2,036,000.  We incurred interest expense of $254,082 pursuant to these Loans during the year ended December 31, 2006.

    Subsequently, the Bridge Loan Agreement was amended to provide for extensions through February 23, 2007.  On March 12, 2007, we completed a restructuring of the Bridge Loan Agreement by entering into an Amended and Restated Loan Agreement ("Amended Loan") with 56 existing and new lenders.  Pursuant to the Amended Loan, the existing bridge loans, under the Bridge Loan Agreement, were restructured and consolidated into new 13% senior secured convertible notes, including those issued by our wholly owned subsidiary, Guided Therapeutics, Inc. ("Guided Therapeutics"), and new lenders became party to the Amended Loan.  The aggregate principal amount of the Amended Loan is approximately $4.7 million due on March 1, 2010. No interest is due until maturity. These notes are convertible into our common stock at $0.65 per share, or 7,246,599 shares of common stock, and were issued with approximately 7.2 million warrants, exercisable immediately at $0.78 per share of our common stock.  In addition, 676,000 warrants, at an exercise price of $0.78, were issued to the placement agent and others in conjunction with this financing.  The conversion price and the exercise price of the warrants are subject to adjustments for anti-dilution. As of October 31, 2008 approximately $101,000 of principal have been paid down and approximately $1.1 million of interest have accrued, bring the total outstanding to approximately $5.8 million dollars

    Lenders under the Amended Loan include Mark A. Samuels, our former Chairman, Chief Executive Officer and Acting Chief Financial Officer; Richard L. Fowler, our Senior Vice President-Engineering; William D. Arthur, III, our former President and former Chief Operating Officer of our wholly owned subsidiary, Sterling Medivations, Inc., as well as our Secretary and one of our directors; and John E. Imhoff, one of our directors. Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd. and ProMed Management, Inc. are our existing stockholders.

    On April 17, 2007, we issued notes totaling approximately $440,827 to four officers and former officers representing unpaid salary (accrued as of December 31, 2006), pursuant to letter agreements executed in 2004 that would have become payable at the closing of the Amended Loan completed on March 12, 2007. The notes supersede the previous agreements relating to these amounts due and are in the amounts of $188,721 to William D. Arthur III, our former director, secretary, president and chief operating officer; $100,946 to Richard L. Fowler, our senior vice president of engineering; $86,445 to Thomas H. Muller, Jr., our former chief financial officer; and, $64,715 to Walter J. Pavlicek, our former vice president of operations. The notes were paid off May 11, 2007.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

    A board of six directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person's successor has been elected.

    The nominees for director are as follows:
Name	Age	Position with Guided Therapeutics	Director Since
Mark L. Faupel, Ph.D.	53	Chief Executive Officer, Acting Chief Financial Officer, President & Director	2007
William E. Zachary, Jr.	64	Acting Chairman & Director	1999
John E. Imhoff, M.D.	57	Director	2006
Ronald W. Hart, Ph.D.	66	Director	2007
Michael C. James.	50	Director	2007
Ronald W. Allen	66	Director	2008

    Mark L. Faupel, Ph.D. has been our President, Chief Executive Officer, Acting Chief Financial Officer and a member of our board of directors since 2007. He has more than 20 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Prior to coming to Guided Therapeutics in 1998, Dr. Faupel was the co-founder and Vice President of Research and Development at Biofield Corp. His work in early stage cancer detection has won two international awards and he is a former member of the European School of Oncology Task Force. Dr. Faupel serves as a National Institutes of Health reviewer, is the inventor on 15 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

    William E. Zachary, Jr. has served as a member of our board of directors since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member. He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the board of directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and served as an arbitrator for the National Association of Securities Dealers, Inc. until 2005.

    John E. Imhoff, M.D. has served as a member of the board of directors since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He presently serves as a member of the Hawaiian Eye Foundation's Scientific Advisory Board. He is also a shareholder in Guided Therapeutics and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Imhoff Eye Center since 1983.

    Ronald W. Hart, Ph.D. has served as a member of our board of directors since March 2007. He has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer. He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis. In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research (NCTR), the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois. Dr. Hart currently serves on the boards of directors of Miltos Pharmaceuticals, WaterChef, Inc. (WTER) and SNTech, and since 2002, has helped in the development of business strategy for a number of start-up companies.

    Michael C. James has served as a member of our board of directors since March 2007. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Nestor, Inc. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He was employed by National Discount Brokers from 1986 to 1991 and held positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James received a B.S. degree in Accounting from Fairleigh Dickinson University in 1980.

    Ronald W. Allen was named a director of Guided Therapeutics in September 2008. Mr. Allen retired as Delta's chairman of the board, president and chief executive officer in July 1997, and had been its chairman of the board and chief executive officer since 1987. He is a director of The Coca-Cola Company, Aaron Rents, Inc., Aircastle Limited and Interstate Hotels & Resorts, Inc. He also is board member of the St. Joseph's Translational Research Institute, which endeavors to turn new medical discoveries into tangible cures.

Vote Required

    The six nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

Recommendation

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF the appointment of UHY LLP

    On October 29, 2007, we dismissed our independent account, Eisner, LLP which had been serving as our principal accountant and appointed the firm UHY, LLP as our new independent accountant. The change in accountants was approved by the Audit Committee of our Board of Directors.

    Other than what we describe here, no reports on our financial statements issued by Eisner, LLP during our two most recent fiscal years, and any subsequent interim period, contained an adverse opinion or disclaimer of opinion, nor were any reports issued by Eisner, LLP qualified or modified as to uncertainty, audit scope, or accounting principles. During our most recent full fiscal years ended December 31, 2006 and 2005 and subsequent interim period through October 29, 2007, there were no disagreements with Eisner, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make references to the subject matter of such disagreements in connection with its reports on our financial statements during those periods. Eisner LLP's report on our financial statements in connection with their audit of each of the fiscal years ended December 31, 2006 and 2005, included an explanatory paragraph, and expressed substantial doubt, about our ability to continue as a going concern. Eisner LLP has furnished us a letter addressed to the Securities and Exchange Commission ("SEC") stating that it agrees with the above statements. A copy of that letter, dated October 29, 2007, was filed as Exhibit 16.1 to our Amended current Report of Form 8-K filed with the SEC on November 6, 2007.

    UHY LLP is our current independent registered public accounting firm. UHY LLP and Eisner LLP were our independent registered public accounting firms for 2007. [Item 9(b)] Representatives of UHY LLP are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

    UHY LLP was retained in the second half of the fiscal year ended December 31, 2007 and was not paid for professional services in 2007.

    We paid Eisner LLP $116,000 and $385,489 during the fiscal years ended December 31, 2006 and 2007, respectively, for professional services, which included payment for fees associated with the annual audit of financial statements, review of our quarterly reports on Form 10-Q and Form 10-QSB and consents to the disclosure of Eisner's audit reports.

Audit Related Fees

    There were no audit-related service fees rendered by UHY LLP or Eisner LLP for 2006 or 2007.

Tax Fees

    UHY LLP and Eisner LLP were not engaged for and did not bill us for any tax services in 2006 and 2007.

All Other Fees

    There were no other fees for services rendered by UHY LLP or Eisner LLP during the fiscal years ended December 31, 2006 and 2007.

    Audit Committee Pre-Approval Policy and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

    Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

    The affirmative vote of a majority of shares present in person or represented by proxy at the meeting will ratify the proposal to appoint UHY LLP as our registered public accounting firm for the 2008 fiscal year.

Recommendation

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL DESCRIBED ABOVE.

CORPORATE GOVERNANCE

Board Meetings and Committees

    Our board of directors held five meetings during the fiscal year ended December 31, 2007. No director attended fewer than 75% of the meetings of the board of directors and the committees on which he served during the fiscal year ended December 31, 2007. We encourage our directors to attend the annual meeting of stockholders. In 2007, two of our directors attended our annual meeting. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The board of directors believes it is appropriate not to have a nominating committee because of the relatively small size of the board and the entire board functions in that capacity. Based on the definition of independence of the Nasdaq Stock Market, Mr. Zachary, Mr. James, Dr. Hart, Dr. Imhoff and Mr. Allen are independent directors. The board works with its members and management to identify new board members. The board of directors will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

    The board of directors has established an audit committee, which selects and engages the independent registered public accounting firm to audit the company's annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of the company's internal accounting staff and the independence of the company's external auditors. The audit committee currently consists of Messrs. Zachary (Chairman) and James, each of whom is independent under NASDAQ listing standards. Assuming their re-election at the annual meeting, Mr. Zachary will serve as Chairman and Mr. James as member. The audit committee met three times during 2007. The board of directors has determined that each member of the audit committee is independent in accordance with NASDAQ Stock Market Standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years. The board has also determined that Messrs. James and Zachary meet the criteria specified under applicable SEC regulations for an "audit committee financial expert" and that all of the committee members are financially sophisticated.

        The board of directors has also established a compensation committee, which sets the compensation for officers of the company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Mr. James (Chairman) and Dr. Imhoff, each of whom is independent under NASDAQ listing standards. Assuming their re-election at the annual meeting, Mr. James will serve as Chairman and Dr. Imhoff as member. The compensation committee met once during 2007.

Communication with Directors

    Any stockholder is welcome to communicate with any director or the board of directors by writing to him or them, c/o Corporate Secretary, 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071.

Director Compensation

    Generally, non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended, up to a maximum of $20,000 per year. However, none of our directors received any compensation or reimbursement, either in cash or stock options, in 2007 in connection with their services as members of the board of directors. In 2003, in lieu of cash payments for each quarter and meeting payments for the first and second quarters, the non-employee directors were granted stock options at the market price as of the date of the regularly scheduled second quarter board meeting. All cash payments and option grants were suspended from June 30, 2003 to June 30, 2005. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. One director is currently deferring his portion of director compensation. Non-employee directors may be granted options to purchase common stock under our 1995 stock plan, as amended.

Executive Compensation

Summary Compensation Table

    The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2006 and 2007 to the chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers, in 2007:

2006 and 2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mark Faupel, Ph.D CEO & CFO	2007	160,000	-	-	-	-	-	-	160,000
	2006	163,731	-	-	-	-	-	-	163,731
Shabbir Bambot, Ph.D VP of R&D	2007	143,000	-	-	2,500	-	-	-	2,500
	2006	120,000	-	-	-	-	-	-	120,000
Richard Fowler Senior VP of Engineering	2007	170,000	-	-	1,875	-	-	-	1,875
	2006	135,000	-	-	-	-	-	-	135,000
Mark A. Samuels Former Chairman, CEO & CFO	2007	114,648	-	-	-	-	-	5,260	119,909
	2006	237,616	-	-	-	-	-	4,850	242,466
William D. Arthur Former President & COO, Secretary	2007	79,962	-	-	-	-	-	-	-
	2006	151,265	-	-	-	-	-	-	151,265

    Dr. Faupel's 2007 compensation consisted of a base salary of $160,000 and usual and customary company benefits. His 2006 compensation consisted of a base salary of $163,731 and usual and customary company benefits. Dr. Faupel received no bonus or stock options in 2006 or 2007. In 2006, $22,500 of Dr. Faupel's salary was deferred. In 2007, $39,923.10 of Dr. Faupel's salary was deferred.

    Dr. Bambot's 2007 compensation consisted of a base salary of $143,000 and usual and customary company benefits. He received no bonus and 400,000 stock options in December 2007. In 2007, $29,150.00 of Dr. Bambot's salary was deferred. Dr. Bambot's 2006 compensation consisted of a base salary of $120,000 and usual and customary company benefits. He received no bonus or stock options in 2006.

    Mr. Fowler's 2007 compensation consisted of a base salary of $170,000 and usual and customary company benefits. He received no bonus and 300,000 stock options in December 2007. In 2007, $39,230.76 of Mr. Fowler's salary was deferred. Mr. Fowler's 2006 compensation consisted of a base salary of $135,000 and usual and customary company benefits. He received no bonus or stock options in 2006.

    Mr. Samuels' 2007 compensation consisted of salary and consulting fees of $114,648.79, usual and customary company benefits and $5,260.36 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to Mr. Samuels' named beneficiary and dues. Mr. Samuels' 2006 compensation consisted of a base salary of $237,616, usual and customary company benefits and $4,850 in payments toward insurance premiums for a term life policy, the proceeds of which are payable to Mr. Samuels' named beneficiary, and dues. Mr. Samuels received no bonus or stock options in 2006, or 2007. In 2007, $10,209.03 of Mr. Samuels's salary wad deferred. In 2006, $33,462 of Mr. Samuels' salary was deferred. The deferred salary was paid May 9, 2007. Mr. Samuels retired and CEO and President of the company in May 2007. He maintains a consulting arrangement with the company.

    Mr. Arthur's 2007 compensation consisted of a base salary of $79,961.76 and usual and customary company benefits. Mr. Arthur received no bonus and 150,000 stock options in 2007. Mr. Arthur's 2006 compensation consisted of a base salary of $151,265 and usual and customary company benefits. Mr. Arthur received no bonus or stock options in 2006. In 2006, $65,419 of Mr. Arthur's salary was deferred. In 2005, $99,552 of Mr. Arthur's salary was deferred. The deferred salary was paid May 9, 2007. Mr. Arthur resigned from the company in May 2007.

Outstanding Equity Awards

    The following table sets forth certain information with respect to our outstanding equity awards at December 31, 2007 with respect to the named executive officers.

OUTSTANDING EQUITY AWARDS AT
FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark A. Samuels (1)	218,667	0	0	(2)	(2)	0	0	0	0
William D. Arthur (1)	411,000	0	0	(3)	(3)	0	0	0	0
Mark Faupel, Ph.D.	184,271	40,729	40,729	(4)	(4)	40,729	10,590	40,729	10,590
Shabbir Bambot, Ph.D.	29,333	370,667	370,667	(5)	(5)	370,667	122,320	370,667	122,320
Richard Fowler	111,353	218,647	218,647	(6)	(6)	218,647	64,957	218,647	64,957

(1) All options vested May 9, 2007.

(2) Consists of 25,000 options priced at $5.25 that expire on 2/19/2012; 10,000 options priced at $1.50 that expire on 4/12/2013; 6,000 options priced at $0.34 that expire on 10/4/2014, and; 177,667 options priced at $0.26 that expire on 10/30/2015.

(3) Consists of 5,000 options priced at $1.01 that expire on 10/25/2013; 100,000 options priced at $1.25 that expire on 11/2/2013; 75,000 options priced at $1.80 that expire on 6/8/2014; 6,000 options priced at $0.34 that expire 10/4/2015, and; 225,000 options priced at $0.26 that expire on 10/30/2015.

(4) Consists of 30,000 options priced at $8.50 that expire on 4/14/2008; 25,000 options priced at $4.13 that expire on 1/30/2008; 10,000 options priced at $6.25 that expire on 1/5/2009; 24,000 options priced at $7.63 that expire on 6/22/2009; 10,000 options priced at $9.00 that expire on 10/4/2009; 20,000 options priced at $11.25 that expire 5/23/2010; 15,000 options priced at $5.25 that expire 2/19/2012; 6,000 options priced at $0.34 that expire 10/4/2014, and; 44,271 options priced at $0.26 that expire on 10/30/2015.

(5) Consists of 29,333 options priced at $0.30 that expire on 11/12/2017.

(6) Consists of 19,375 options priced at $0.24 that expire on 10/05/2015 and 91,978 options priced at $0.30 that expire on 11/12/2017.

Change of Control Arrangements

    We have a compensatory arrangement with our named executive officers that will result from a change of control of Guided Therapeutics, as described below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month's severance, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of Guided Therapeutics with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

 REPORT OF THE AUDIT COMMITTEE

    The following report is provided to stockholders by the members of the audit committee of the board of directors:

    The board of directors of Guided Therapeutics has adopted a written audit committee charter. All members of the audit committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

    The audit committee has reviewed and discussed with Guided Therapeutics' management and UHY LLP, Guided Therapeutics' independent registered public accounting firm for the fiscal year ended December 31, 2007, the audited financial statements of Guided Therapeutics contained in its annual report to stockholders for the year ended December 31, 2007. The audit committee has also discussed with Guided Therapeutics' independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees.

    The audit committee has received and reviewed the written disclosures and the letter from UHY LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with UHY LLP its independence.

    Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Guided Therapeutics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

Respectfully submitted,

William E. Zachary, Jr., Chairman
Michael C. James

The information contained in the report of the audit committee will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

    We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

    WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-KA FOR THE YEAR ENDED DECEMBER 31, 2007, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, GUIDED THERAPEUTICS, INC., 4955 AVALON RIDGE PARKWAY, SUITE 300, NORCROSS, GEORGIA 30071.

THE BOARD OF DIRECTORS

Dated: November 19, 2008

Appendix 1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GUIDED THERAPEUTICS, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 12, 2008

    The undersigned stockholder of GUIDED THERAPEUTICS, INC., a Delaware corporation, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated November 18, 2008 and hereby appoints Mark L. Faupel, Ph.D. and Shabbir Bambot and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 annual meeting to be held on December 12, 2008 at 10:00 a.m. local time, at the office of Guided Therapeutics, Inc., 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia 30071 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below     ☐ WITHHOLD

Mark L. Faupel, Ph.D., William E. Zachary, Jr., John E. Imhoff, Michael C. James, Ronald W. Hart, Ph.D. and Ronald W. Allen

Except, for vote withheld from the following nominee(s):__________________________

2. RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF GUIDED THERAPEUTICS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008:

☐ FOR         ☐ AGAINST         ☐ ABSTAIN

    In their discretion, the proxies will vote upon any other matter or matters, which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF UHY LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF THE DESIGNATED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated:    _____________, 2008

______________________________
Signature

______________________________
Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)